Exhibit 99.1

NORWEGIAN CRUISE LINE ANNOUNCES

LAUNCH OF SECONDARY PUBLIC OFFERING BY SELLING SHAREHOLDERS

MIAMI, March 4, 2014 — Norwegian Cruise Line Holdings Ltd. (Nasdaq: NCLH) (“Norwegian”) announced today the launch of a secondary public offering of 15 million of its ordinary shares by Star NCLC Holdings Ltd. and certain funds affiliated with Apollo Global Management, LLC (together, the “Selling Shareholders”) pursuant to an automatic shelf registration statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “SEC”). Norwegian will not sell any ordinary shares in the offering and will not receive any of the proceeds from the offering. The total number of Norwegian ordinary shares outstanding will not change as a result of the offering.

Citigroup is acting as the sole underwriter for the offering, and proposes to offer the ordinary shares from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

A registration statement relating to Norwegian’s ordinary shares was previously filed with the SEC and became effective upon filing. Any offer or sale will be made only by means of a written prospectus supplement and accompanying prospectus forming a part of an effective registration statement. The prospectus supplement and accompanying prospectus may be obtained by contacting:

Citigroup

Attn: Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, New York 11717

(800) 831-9146

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Norwegian Cruise Line

Norwegian Cruise Line is a global cruise line operator, offering cruise experiences for guests with itineraries in North America (including Alaska and Hawaii), the Caribbean, Bermuda, the Mediterranean and the Baltic.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Norwegian expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to forward-looking statements about the proposed offering of ordinary shares of Norwegian and the business of Norwegian. There can be no assurance that actual results will not differ from those expected by management of Norwegian. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” and “Cautionary Statements Concerning Forward-Looking Statements” section of the prospectus supplement and accompanying prospectus for this offering and Norwegian’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference in the prospectus supplement and accompanying prospectus for this offering. These forward-looking statements are based on and include Norwegian’s expectations as of the date hereof. Norwegian does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or of which Norwegian becomes aware, after the date hereof.

Contacts:

Andrea DeMarco

(305) 468-2463

AnneMarie Mathews

(305) 436-4799